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                                                              EXHIBIT (a)(2)(ii)

           SECTION 5. GOVERNING LAW AND NAME OF SURVIVING CORPORATION

5.1  Governing Law of Surviving Corporation. Following the effectiveness of the
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     merger, the Surviving Corporation shall be governed by the laws of the
     State of Texas under the corporate name "American General Life Insurance Company."

5.2  Governing Law Regarding the Maintenance of Separate Accounts. The separate
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     accounts of AFL and FL, each of which is a unit investment trust registered with the Securities and Exchange Commission under the Investment Company
     Act of 1940, and each of which will be transferred to AGL upon the effectiveness of the mergers proposed herein, will be maintained by AGL in accordance with the applicable federal and Texas insurance laws and regulations.

5.3  Name of Surviving Corporation. The name of the Surviving Corporation shall
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     continue to be "American General Life Insurance Company," and the Surviving
     Corporation will conduct business as authorized by its charter, as amended.